                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                           RULES 13d-l(b) (c), and (d)
                          AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. )(1)

                               FLIR Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of issuer)

                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   302445-10-1
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                 March 30, 1999
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
      [ ] Rule 13d-l(b)
      [X] Rule 13d-1(c)
      [ ] Rule 13d-l(d)


                       (Continued on the following pages)

                              (Page 1 of 8 Pages)


----------

     (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                                -----------------------
CUSIP No.    302445-10-1              13G                  Page 2 of 12 Pages
-------------------------                                -----------------------
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Advent International Corporation

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        996,524
   NUMBER OF      --------------------------------------------------------------
     SHARES       6     SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY            None
     EACH         --------------------------------------------------------------
   REPORTING      7     SOLE DISPOSITIVE POWER
    PERSON
     WITH               996,524
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        None
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      996,524

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.7%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      CO, IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------                                -----------------------
CUSIP No.    302445-10-1              13G                  Page 3 of 12 Pages
-------------------------                                -----------------------
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Advent International Partnership

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        996,524
   NUMBER OF      --------------------------------------------------------------
     SHARES       6     SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY            None
     EACH         --------------------------------------------------------------
   REPORTING      7     SOLE DISPOSITIVE POWER
    PERSON
     WITH               996,524
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        None
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      996,524

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.7%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------                                -----------------------
CUSIP No.    302445-10-1              13G                  Page 4 of 12 Pages
-------------------------                                -----------------------
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Global Private Equity II Limited Partnership

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        548,000
   NUMBER OF      --------------------------------------------------------------
     SHARES       6     SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY            None
     EACH         --------------------------------------------------------------
   REPORTING      7     SOLE DISPOSITIVE POWER
    PERSON
     WITH               548,000
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        None
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      548,000

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      3.7%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------                                -----------------------
CUSIP No.    302445-10-1              13G                  Page 5 of 12 Pages
-------------------------                                -----------------------
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Advent Direct Investment Program Limited Partnership

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        206,365
   NUMBER OF      --------------------------------------------------------------
     SHARES       6     SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY            None
     EACH         --------------------------------------------------------------
   REPORTING      7     SOLE DISPOSITIVE POWER
    PERSON
     WITH               206,365
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        None
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      206,365

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.4%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------                                -----------------------
CUSIP No.    302445-10-1              13G                  Page 6 of 12 Pages
-------------------------                                -----------------------
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Advent Israel Limited Partnership

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        48,504
   NUMBER OF      --------------------------------------------------------------
     SHARES       6     SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY            None
     EACH         --------------------------------------------------------------
   REPORTING      7     SOLE DISPOSITIVE POWER
    PERSON
     WITH               48,504
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        None
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      48,504

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.3%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------                                -----------------------
CUSIP No.    302445-10-1              13G                  Page 7 of 12 Pages
-------------------------                                -----------------------
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Advent Israel (Bermuda) Limited Partnership

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        5,991
   NUMBER OF      --------------------------------------------------------------
     SHARES       6     SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY            None
     EACH         --------------------------------------------------------------
   REPORTING      7     SOLE DISPOSITIVE POWER
    PERSON
     WITH               5,991
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        None
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      5,991

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------                                -----------------------
CUSIP No.    302445-10-1              13G                  Page 8 of 12 Pages
-------------------------                                -----------------------
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      EnviroTech Investment Fund I Limited Partnership

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        187,664
   NUMBER OF      --------------------------------------------------------------
     SHARES       6     SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY            None
     EACH         --------------------------------------------------------------
   REPORTING      7     SOLE DISPOSITIVE POWER
    PERSON
     WITH               187,664
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        None
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      187,664

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.3%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 302445-10-1             Schedule 13G                     Page 9 of 12


ITEM 1.

     (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in FLIR Systems, Inc. an Oregon corporation (the "Corporation"). The address of the principal executive office of the Corporation is 16505 SW 72nd Ave, Portland, OR 97224.

ITEM 2.

     (a) (b) (c) This statement is being filed by the following entities:

          (1) Advent International Corporation, a Delaware corporation;

          (2) Advent International Limited Partnership, a Delaware limited partnership;

          (3) Global Private Equity II Limited Partnership, a Delaware limited partnership;

          (4) Advent Direct Investment Program Limited Partnership, a Bermuda limited partnership;

          (5) Advent Israel Limited Partnership, a Delaware limited partnership;

          (6) Advent Israel (Bermuda) Limited Partnership, a Bermuda limited partnership; and

          (7) EnviroTech Investment Fund I Limited Partnership, a Delaware limited partnership;

     The entities listed in subparagraphs (1) through (7) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

     (d) (e) This statement relates to the Common Stock, par value $0.01 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 302445-10-1.

CUSIP NO. 302445-10-1             Schedule 13G                    Page 10 of 12


ITEM 3. FILING PURSUANT TO RULE 13d-1(b), OR 13D-2(b) OR (c).

     This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b) or
(c). This statement is being filed pursuant to rule 13d-1(c).

ITEM 4. OWNERSHIP.

     (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of March 30, 1999) of the Common Stock beneficially owned by each Reporting Person named in
Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).

                                                                                               Percentage
                                                                       Number of              of Shares
REPORTING PERSON                                                     Common Shares            Outstanding
---------------------------------------------------------------------------------------------------------
Global Private Equity II Limited Partnership (1)                        548,000                  3.7%
Advent Direct Investment Program Limited Partnership (1)                206,365                  1.4%
Advent Israel Limited Partnership (1)                                    48,504                  0.3%
Advent Israel (Bermuda) Limited Partnership (1)                           5,991                  0.0%
EnviroTech Investment Fund I Limited Partnership (1)                    187,664                  1.3%
                                                                        -------                  ----
Advent International Limited Partnership (1)                            996,524                  6.7%
                                                                        -------                  ----

Advent International Corporation (1)                                    996,524                  6.7%
                                                                        =======                  ====

Total Group                                                             996,524                  6.7%
                                                                        =======                  ====

     (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

     (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        Not Applicable.

CUSIP NO. 302445-10-1             Schedule 13G                    Page 11 of 12


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable.

ITEM 10. CERTIFICATION.

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

April 7, 1999

ADVENT INTERNATIONAL CORPORATION
By:        Janet L. Hennessy                /s/ Janet L. Hennessy
           Vice President                  -------------------------------------


ADVENT INTERNATIONAL LIMITED PARTNERSHIP
By:        Advent International Corporation,
           General Partner
By:        Janet L. Hennessy                /s/ Janet L. Hennessy
           Vice President                  -------------------------------------

CUSIP NO. 302445-10-1             Schedule 13G                    Page 12 of 12


GLOBAL PRIVATE EQUITY II LIMITED PARTNERSHIP
By:        Advent International Corporation,
           General Partner
By:        Advent International Limited Partnership,
           General Partner
By:        Janet L. Hennessy                /s/ Janet L. Hennessy
           Vice President                  -------------------------------------


ADVENT DIRECT INVESTMENT PROGRAM LIMITED PARTNERSHIP
By:        Advent International Corporation,
           General Partner
By:        Advent International Limited Partnership,
           General Partner
By:        Janet L. Hennessy                /s/ Janet L. Hennessy
           Vice President                  -------------------------------------


ADVENT ISRAEL LIMITED PARTNERSHIP
By:        Advent International Corporation,
           General Partner
By:        Advent International Limited Partnership,
           General Partner
By:        Janet L. Hennessy                /s/ Janet L. Hennessy
           Vice President                  -------------------------------------


ADVENT ISRAEL (BERMUDA) LIMITED PARTNERSHIP
By:        Advent International Corporation,
           General Partner
By:        Advent International Limited Partnership,
           General Partner
By:        Janet L. Hennessy                /s/ Janet L. Hennessy
           Vice President                  -------------------------------------


ENVIROTECH INVESTMENT FUND I LIMITED PARTNERSHIP
By:        Advent International Corporation,
           General Partner
By:        Advent International Limited Partnership,
           General Partner
By:        Janet L. Hennessy                /s/ Janet L. Hennessy
           Vice President                  -------------------------------------